Exhibit 99.1

Mark Siegel	Diane McKenna	Suzi Sharp
Cingular Wireless	MetroPCS (Media)	MetroPCS (Investors)
908-696-4218 (office)	214-265-2595	214-265-2558
646-256-1277 (wireless)	dmckenna@metropcs.com	ssharp@metropcs.com

Cingular Wireless and MetroPCS enter into agreement on sale of wireless spectrum to MetroPCS in Dallas and Detroit markets

FOR RELEASE MONDAY, NOVEMBER 29, 2004

ATLANTA and DALLAS — Cingular Wireless, a joint venture between SBC Communications Inc. (NYSE: SBC) and BellSouth Corp. (NYSE: BLS), and MetroPCS, Inc. today announced they have entered into a definitive agreement on the sale of wireless spectrum to MetroPCS.

Under the terms of the agreement, Cingular has agreed to sell to MetroPCS licenses for ten megahertz of wireless spectrum in Dallas and ten megahertz in Detroit for $230 million in cash.

Through this transaction, Cingular continues to fulfill the divestiture obligations imposed by the Department of Justice and Federal Communications Commission as conditions of their approval of Cingular’s merger with AT&T Wireless.

“We are very excited to be able to obtain this spectrum, which will allow us to develop two more of the largest markets in the United States with our unique service,” said Roger Linquist, Chairman, CEO, and President of MetroPCS. “Added to the large markets we already serve – Atlanta, Miami, and San Francisco – MetroPCS will now be a force in five of the top twelve U.S. metropolitan areas.”

Closing of the transaction agreement is contingent upon regulatory approval and is expected to occur in the first quarter of 2005.

Bear, Stearns & Co. Inc. acted as financial advisor to MetroPCS and provided a commitment of bridge financing for the license acquisitions.

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About Cingular Wireless

Cingular Wireless is the largest wireless carrier in the United States, serving more than 46 million customers. Cingular, a joint venture between SBC Communications (NYSE: SBC) and BellSouth (NYSE: BLS), has the largest digital voice and data network in the nation. Cingular is the only U.S. wireless carrier to offer Rollover(SM), the wireless plan that lets customers keep their unused monthly minutes. Details of the company are available at http://www.cingular.com. Get Cingular Wireless press releases e-mailed to you automatically. Sign up at http://www.cingular.com/newsroom.

About MetroPCS, Inc.

Dallas-based MetroPCS, Inc. is a wholly owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 21 PCS licenses in the greater Miami, Tampa, Sarasota, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS: Cingular

In addition to historical information, this press release contains forward-looking statements regarding matters that may affect our future operating results, financial position and cash flows. These statements are based on assumptions and estimates and are subject to risks and uncertainties. There are possible developments that could cause our actual results to differ materially from those forecasted or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements, which are current only as of the date of this press release. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. While the below list of cautionary statements is not exhaustive, some factors that could affect future operating results, financial position and cash flows and could cause actual results to differ materially from those expressed or implied in the forward-looking statements are:

•	the pervasive and intensifying competition in all markets where we operate;

•	failure to quickly realize capital and expense synergies from, and possible dispositions associated with, the acquisition of AT&T Wireless as a result of technical, logistical, regulatory, business and other factors;

•	problems associated with the transition of our network to higher speed technologies;

•	slow growth of our data services due to lack of popular applications, terminal equipment, advanced technology and other factors;

•	sluggish economic and employment conditions in the markets we serve;

•	the final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

•	enactment and impact of state and federal laws, regulations and requirements pertaining to our operations; and

•	the outcome of pending or threatened complaints and litigation.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: MetroPCS

The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including MetroPCS’ future expectations concerning its financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include uncertainties regarding the consummation of announced acquisitions, the results and consequences of the MetroPCS audit committee’s ongoing independent investigation, economic conditions in MetroPCS’ targeted markets, performance of MetroPCS’ technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of MetroPCS’ services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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